News Release

For Further Information

Investor Relations: Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com

Media Relations: Nancy Mays, 816-854-4537, nmays@hrblock.com

H&R BLOCK REPORTS FISCAL 2008 FOURTH QUARTER AND FULL YEAR RESULTS

Full Year Earnings from Continuing Operations Increase 21 Percent to $1.39 per Share*

Fiscal Fourth Quarter Earnings from Continuing Operations Increase 17 Percent to $2.11 per Share

Full Year and Fourth Quarter Loss from Discontinued Operations of $2.33 and $0.45 per Share, Respectively, an Improvement from $2.48 and $2.07 per Share in Prior Year

Full Year Consolidated Net Loss of $0.94 per Share Compared with Net Loss of $1.33 per Share in Prior Year

FY09 Earnings from Continuing Operations Expected to be $1.60 to $1.70 per Share

Dividend Increased by $0.03 per Share on an Annualized Basis

FOR IMMEDIATE RELEASE June 30, 2008

KANSAS CITY, Mo. - H&R Block Inc. (NYSE: HRB) today reported that fiscal 2008 earnings from continuing operations grew 21 percent to $454.5 million, or $1.39 per share, compared to $374.3 million, or $1.15 per share for the prior year. Full year revenues rose 10 percent to $4.4 billion, primarily reflecting growth in Tax Services. For its fiscal fourth quarter ended April 30, 2008, earnings from continuing operations were $691.1 million, or $2.11 per share, up 17 percent compared with $591.2 million, or $1.81 per share, in the prior-year period. Fourth quarter revenues increased 11 percent to $2.6 billion.

“During fiscal 2008, H&R Block served the tax needs of 23.5 million clients, the highest level in our history. Full year earnings per share from continuing operations exceeded our expectations, and reflect the best tax season for H&R Block since 1999,” said Richard C. Breeden, Chairman of the Board of H&R Block.

*all per share amounts are based on fully diluted shares.

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H&R Block Reports Fiscal 2008 Fourth Quarter and Full Year Results/page 2

“These results also reflect significantly improved margins at our RSM McGladrey unit, one of the nation’s largest providers of tax and other professional services to small and medium sized businesses. We enter FY09 focused on opportunities to improve upon performance in each of our businesses.”

For fiscal 2008, net loss from discontinued operations was $763.1 million, or $2.33 per share, compared to a prior-period net loss of $808.0 million, or $2.48 per share. During the fourth quarter, the net loss from discontinued operations was $147.6 million, or $0.45 per share, compared with a loss of $676.8 million, or $2.07 per share in the prior year. The losses reflect provisions for loan repurchase obligations, impairments of residual interests and expenses related to the Company’s exit from its subprime mortgage business. The Company previously announced the cessation of Option One’s loan origination activities in December 2007, and it sold its mortgage servicing business effective April 30, 2008.

Consolidated net loss for the 12 months ended April 30, 2008 was $308.6 million, or $0.94 per share, compared with a net loss of $433.7 million, or $1.33 per share, for full year fiscal 2007. For the fiscal 2008 fourth quarter, consolidated net earnings were $543.6 million, or $1.66 per share, compared to a consolidated net loss of $85.6 million, or $0.26 per share in the fourth quarter of fiscal 2007.

Tax Services

Full year fiscal 2008 revenue in the Tax Services segment was $3.0 billion, an 11.3 percent increase over the prior year. Pretax income grew 11.4 percent to $785.8 million. H&R Block served a record 23.5 million clients, led by U.S. retail operations, and achieved a 4.3 percent increase in net average retail tax preparation fees per client.

During tax season 2008, H&R Block served approximately 290,000 clients who filed in order to qualify for the Economic Stimulus Package (ESP) payment. These one-time filers increased the reported client growth, but lowered the percentage of price increase from what would otherwise have been reported. Total U.S. retail clients served increased 3.8 percent overall, and 1.9 percent excluding ESP filers. This 1.9 percent growth in the number of core tax clients served compares with 0.9 percent in fiscal 2007. Overall client growth was 3.5 percent, reflecting growth of 1.9 percent in domestic retail, 6.1 percent in international, and 1.6 percent in overall digital clients (including “free” filers).

International tax operations also performed well in fiscal 2008, driven by strong results in Canada, with a 6.1 percent increase in clients served, 29 percent growth in revenues, and a 60 percent improvement in pretax income. More than one-half of the revenue increase and one-third of the profit increase is attributable to favorable exchange rates.

The Company’s digital tax business consists of online filing services through hrblock.com and other online products, as well as the Company’s TaxCut® software. The Company’s digital tax business grew online customers by 14 percent and increased revenues 10 percent year-over-year. The digital business also significantly increased its profitability through revenue increases and cost control. These positives were offset by a decline in software customers, driven by aggressive marketing by a major competitor. Total digital

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H&R Block Reports Fiscal 2008 Fourth Quarter and Full Year Results/page 3 customers – representing filers who paid H&R Block a fee as well as those who did not – grew 1.6 percent for the full year. Paid digital clients declined 4.3 percent.

For the quarter ended April 30, revenue in the Tax Services segment grew 13.4 percent to $2.2 billion and pretax income increased 15.2 percent to $1.1 billion.

Business Services

The Company’s RSM McGladrey unit, the nation’s fifth largest accounting firm, reported fiscal 2008 revenues of $941.7 million, and a 54 percent increase in pretax income to $88.8 million. McGladrey improved pretax operating margins in 2008 by 52 percent to 9.4 percent, compared with 6.2 percent in the prior year. Overall revenues at McGladrey were up 1 percent over the prior year, although revenue growth was approximately 8 percent prior to a change in the manner of recording revenues relating to the TBS business acquired from American Express. Revenues for McGladrey’s tax and consulting practices grew by 8 percent and 13 percent, respectively.

For the fourth quarter, Business Services had pretax income of $72.3 million, an increase of 16 percent over the same period a year ago. Pretax operating margin in the fourth quarter grew to 23 percent, compared with 20 percent in the fourth quarter of fiscal 2007. Fourth quarter revenues of $317.9 million were essentially flat compared with the same quarter last year.

Consumer Financial Services

The Consumer Financial Services segment includes H&R Block Bank and H&R Block Financial Advisors. Segment revenues from continuing operations for fiscal 2008 grew 19 percent to $460 million compared to the prior year, driven by an 85 percent increase in H&R Block Bank revenues. Pretax income fell 49 percent to $10.1 million, reflecting increased loan loss reserves at H&R Block Bank as well as reduced profitability at HRBFA in the latter half of the fiscal year due largely to lower interest rates.

For the quarter ended April 30, segment revenues were $127.2 million, up 5.8 percent from $120.2 million in the prior year period. Pretax income fell to $15 thousand compared with $14.2 million in the prior year period due to the factors described above.

H&R Block Bank’s revenue for FY08 grew 85 percent to $142.7 million, reflecting strong growth in the Bank’s business with the Company’s tax customer base. Pretax income was $11.5 million, down 50 percent, after an increase of $38.4 million in loan loss reserves relating to the Bank’s portfolio of mortgage loans held for investment. Mortgage loans held for investment were $966.3 million at April 30, 2008, compared with $1.4 billion at the prior year end, a decline of $391.9 million, or 29 percent. The Bank anticipates continuing strong runoff of the total dollar amount of this portfolio through prepayments and other payments. Total assets of the Bank at year end fell to $1.1 billion, down 28 percent from $1.5 billion.

H&R Block Bank’s fourth quarter revenues grew 46 percent year-over-year to $53.1 million, primarily due to higher Emerald Card volume and the introduction of the new Emerald Advance line of credit. The Bank reported a pretax loss of $1.3 million for the

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H&R Block Reports Fiscal 2008 Fourth Quarter and Full Year Results/page 4 fourth quarter due to a $29.4 million increase in loss loan provisions, largely relating to its portfolio of mortgage loans held for investment.

During the tax season, the Bank increased the number of Emerald Cards issued by 30 percent to more than 2.6 million. The new Emerald Advance line of credit introduced in fiscal 2008 is a “non-RAL” credit product targeted exclusively at meeting the financial needs of tax customers without the disadvantages and costs traditionally associated with RAL products in the marketplace. The Bank approved just under one million Emerald Advance lines of credit in fiscal 2008, and approximately 91 percent of these customers returned to H&R Block for paid tax preparation. The Bank is anticipating a continued shift to use of Emerald Advance lines of credit in the future, with increases in both the number of customers and the aggregate available credit per customer as a gradual transition to a “post-RAL” world continues.

Overall, HRBFA increased revenues by 2 percent in fiscal 2008 to $317.2 million, while the pretax loss improved to $1.4 million from $3.3 million for the prior year. HRBFA results reflect a 6 percent increase in average productivity per advisor year-over-year and positive trends in recruiting and retention. However, these improvements were offset by the impact of declining market interest rates and lower underwriting fees in the second half of the fiscal year.

Fiscal 2008 fourth quarter revenues at HRBFA declined 11.6 percent to $74.1 million, compared to the prior year period. Pretax income for the fourth quarter was $1.3 million compared to $1.2 million a year ago.

Discontinued Operations

During the fourth quarter, the Company incurred a pretax loss of $191 million on discontinued operations, including the effect of increasing loss-severity on repurchased loans. However the expected loss on each dollar of repurchased loans has grown from 26 percent in the fourth quarter of FY07 to 62 percent in the fourth quarter of FY08, reflecting market deterioration. During the fourth quarter, the Company added approximately $203 million to its reserves in anticipation of future representation and warranty repurchases, bringing the total level of such reserves to more than $240 million. The Company believes this amount is adequate in current circumstances, based on the best information available to it regarding existing and currently anticipated claims, although there can be no assurance that further reserves will not be required.

Outlook

The Company expects fiscal 2009 earnings from continuing operations to be in the range of $1.60 to $1.70 per share. During fiscal 2009, the Company anticipates increasing marketing expenditures and making other investments to continue driving market share growth in core retail tax services, and to enhance market share in online and other digital tax solutions. The Company also has embarked on a program to refresh and upgrade the technology available in retail tax offices.

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H&R Block Reports Fiscal 2008 Fourth Quarter and Full Year Results/page 5

At the same time, the Company anticipates further steps to enhance margins in its field operations that it believes will yield considerable cost savings or margin improvements over the next three years. This program will include savings in occupancy expense through conversion of some locations from Company-operated full service locations to franchisee-operated Express Tax locations, improved controls on discounting, enhanced managerial efficiency and other steps to enhance margins without impairing customer growth patterns. The Company also anticipates continuing margin growth at its McGladrey unit, with pretax margins increasing to more than 12 percent in FY09. Margin expansion opportunities also exist with both H&R Block Bank and HRBFA.

“We are prudently managing all our businesses for better performance and improved margins,” said Alan Bennett, Interim Chief Executive Officer. “While we are not providing earnings guidance beyond fiscal 2009, we are confident that for the three-year horizon through fiscal 2011, we can realize significant gains in earnings per share through unit growth, greater efficiency in our tax and other operations, and capital deployment, rather than relying solely on annual price increases for growth,” added Bennett.

Dividends

H&R Block’s Board of Directors has voted to increase the annual cash dividend by three cents per share to 60 cents per share, resulting in a quarterly dividend of 15 cents per share beginning with the dividend payable Oct. 1, 2008. This will represent the 11th consecutive year of dividend increases by the Company. The increase of three cents per share in dividends will result in an additional cash payout to shareowners of approximately $10 million per year.

Share Repurchases

The Company’s Board of Directors has reviewed the Company’s record and outlook for financial results and financial condition. The Company had net debt as of April 30, 2008, of $441.2 million, a reduction of $750.5 million or 63 percent since April 30, 2007. However, losses suffered by the Company during the last two years from its discontinued subprime mortgage operations also reduced stockholders’ equity below historic levels. After considering all relevant factors, the board voted to authorize $2 billion of share repurchases during the four-year period FY09 – FY12, although the Company expects to be particularly disciplined in FY09 as it rebuilds its balance sheet. Initial purchases are not anticipated prior to the fourth quarter of fiscal 2009.

The new authorization replaces and increases the prior remaining repurchase authorizations of 22 million shares. This is an authorization only, and there can be no assurance as to the actual volume of share repurchases in any given year, if any, which will depend on results of operations, financial condition and market conditions at any given time.

Conference Call

At 8 a.m. EDT on Tuesday, July 1, 2008, the company will host a conference call for analysts, institutional investors and shareholders. Richard C. Breeden, chairman of the

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H&R Block Reports Fiscal 2008 Fourth Quarter and Full Year Results/page 6 board, Alan Bennett, interim chief executive officer, Tim Gokey, president of retail tax services, and Becky Shulman, chief financial officer, will discuss the results and future expectations and will be joined by other members of senior management to respond to questions.

To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (866) 356-4441– Participant Passcode: 75261140

International (617) 597-5396 – Participant Passcode: 75261140

The call also will be webcast in a listen-only format for the media and public. The link to the webcast and a supporting slide presentation can be accessed directly at http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 10 a.m. EDT July 1, 2008, and continuing until July 11, 2008, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international). The replay passcode is 67248224. The webcast will be available for replay on the company's Investor Relations Web site at http://investor-relations.hrblock.com.

Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties in the subprime mortgage industry and its impact on potential litigation and other contingent liabilities arising from Option One Mortgage Corporation’s historical and ongoing operations; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; regulatory capital requirements; the company’s effective income tax rate; litigation; uncertainties associated with engaging a new auditor; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2008 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4.4 billion in fiscal year 2008.  H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 company-owned and franchised offices and through TaxCut® online and software solutions. The company also provides business services through RSM McGladrey and certain consumer financial services. For more information visit our Online Press Center at www.hrblock.com.

Tables follow

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended April 30,
	Revenues		Income (loss)
	2008	2007	2008	2007
Tax Services	$2,166,163	$1,910,370	$1,111,398	$965,145
Business Services	317,931	316,027	72,308	62,397
Consumer Financial Services	127,215	120,202	15	14,239
Corporate and Eliminations	3,924	4,643	(35,303)	(35,515)
	$2,615,233	$2,351,242	1,148,418	1,006,266
Income taxes			457,298	415,037
Net income from continuing operations			691,120	591,229
Net loss from discontinued operations			(147,558)	(676,793)
Net income (loss)			$543,562	($85,564)

Basic earnings (loss) per share:
Net income from continuing operations			$2.12	$1.83
Net loss from discontinued operations			(0.45)	(2.09)
Net income (loss)			$1.67	($0.26)

Basic shares outstanding			325,610	322,991

Diluted earnings (loss) per share:
Net income from continuing operations			$2.11	$1.81
Net loss from discontinued operations			(0.45)	(2.07)
Net income (loss)			$1.66	($0.26)

Diluted shares outstanding			328,028	326,195

	Year Ended April 30,
	Revenues		Income (loss)
	2008	2007	2008	2007
Tax Services	$2,988,617	$2,685,858	$785,839	$705,171
Business Services	941,686	932,361	88,797	57,661
Consumer Financial Services	459,953	388,090	10,128	19,811
Corporate and Eliminations	13,621	14,965	(139,543)	(146,845)
	$4,403,877	$4,021,274	745,221	635,798
Income taxes			290,745	261,461
Net income from continuing operations			454,476	374,337
Net loss from discontinued operations			(763,123)	(807,990)
Net loss			($308,647)	($433,653)

Basic earnings (loss) per share:
Net income from continuing operations			$1.40	$1.16
Net loss from discontinued operations			(2.35)	(2.50)
Net loss			($0.95)	($1.34)

Basic shares outstanding			324,810	322,688

Diluted earnings (loss) per share:
Net income from continuing operations			$1.39	$1.15
Net loss from discontinued operations			(2.33)	(2.48)
Net loss			($0.94)	($1.33)

Diluted shares outstanding			327,468	326,154

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share.

Effective November 2006, our Board of Directors approved a plan to exit the mortgage business operated through our subsidiary, OOMC, and we began reporting that business as discontinued operations. During fiscal year 2007, we also committed to a plan to sell and/or completed the wind-down of three smaller lines of business previously reported in our Business Services segment, as well as our tax operations in the United Kingdom previously reported in Tax Services. These businesses are presented as discontinued operations in the consolidated financial statements for all periods presented.

During the third fiscal quarter ended January 31, 2008, OOMC ceased all loan origination activities, and initiated a plan to sell its remaining servicing operations. On April 30, 2008, OOMC sold its loan servicing assets to an affiliate of WL Ross & Co. LLC (WL Ross) pursuant to a previously announced agreement dated March 17, 2008. After repayment of debt outstanding under OOMC’s servicing advance facility totaling $986.2 million, OOMC realized net cash proceeds of $212.5 million from WL Ross and $19.9 million previously held in escrow pursuant to the servicing advance facility, for a total of $232.4 million at closing. OOMC also retained a receivable relating to certain servicing assets of $117.4 million. At January 31, 2008 we had an impairment relating to the estimated loss upon disposition of OOMC equal to $304.9 million, including $193.4 million recorded in fiscal year 2007. OOMC incurred an actual loss upon sale of the servicing assets of $233.3 million. Impairments were reversed in the fourth quarter, resulting in net impairments for fiscal year 2008 totaling $39.9 million. As OOMC is a wholly-owned subsidiary, earnings and losses recognized at OOMC are reflected in our consolidated financial statements. The sale is subject to certain post-closing adjustments.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	April 30,	April 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$726,845	$921,838
Cash and cash equivalents - restricted	219,031	332,646
Receivables from customers, brokers, dealers and clearing
organizations, net	438,899	410,522
Receivables, net	552,871	556,255
Prepaid expenses and other current assets	443,934	208,564
Current assets of discontinued operations, held for sale	—	1,024,467
Total current assets	2,381,580	3,454,292

Mortgage loans held for investment	966,301	1,358,222
Property and equipment, net	380,738	379,066
Intangible assets, net	147,368	181,413
Goodwill, net	1,005,268	993,919
Other assets	742,170	454,646
Noncurrent assets of discontinued operations, held for sale	—	722,492
Total assets	$5,623,425	$7,544,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper and other short-term borrowings	$25,000	$1,567,082
Customer banking deposits	785,624	1,129,263
Accounts payable to customers, brokers and dealers	559,658	633,189
Accounts payable, accrued expenses and other	782,280	519,372
Accrued salaries, wages and payroll taxes	393,148	307,854
Accrued income taxes	439,380	439,472
Current portion of long-term debt	111,286	9,304
Current liabilities of discontinued operations, held for sale	—	615,373
Total current liabilities	3,096,376	5,220,909

Long-term debt	1,031,784	537,134
Other noncurrent liabilities	507,447	371,508
Total liabilities	4,635,607	6,129,551

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	695,959	676,766
Accumulated other comprehensive income (loss)	2,486	(1,320)
Retained earnings	2,384,449	2,886,440
Less cost of 109,879,996 and 112,671,610 shares of
common stock in treasury	(2,099,435)	(2,151,746)
Total stockholders’ equity	987,818	1,414,499
Total liabilities and stockholders’ equity	$5,623,425	$7,544,050

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended April 30,		Year Ended April 30,
	2008	2007	2008	2007
Revenues:
Service revenues	$2,191,745	$1,956,680	$3,663,636	$3,356,418
Other revenues:
Product and other revenues	364,726	351,187	541,387	529,835
Interest income	58,762	43,375	198,854	135,021
	2,615,233	2,351,242	4,403,877	4,021,274

Operating expenses:
Cost of services	1,073,440	1,000,681	2,489,726	2,340,395
Cost of other revenues	113,198	69,158	312,826	182,262
Selling, general and administrative	286,167	272,744	881,886	838,755
	1,472,805	1,342,583	3,684,438	3,361,412

Operating income	1,142,428	1,008,659	719,439	659,862
Interest expense - acquisition debt	(148)	(10,628)	(2,019)	(46,920)
Other income, net	6,138	8,235	27,801	22,856

Income from continuing operations before taxes	1,148,418	1,006,266	745,221	635,798
Income taxes	457,298	415,037	290,745	261,461

Net income from continuing operations	691,120	591,229	454,476	374,337
Net loss from discontinued operations	(147,558)	(676,793)	(763,123)	(807,990)

Net income (loss)	$543,562	($85,564)	($308,647)	($433,653)

Basic earnings (loss) per share:
Net income from continuing operations	$2.12	$1.83	$1.40	$1.16
Net loss from discontinued operations	(0.45)	(2.09)	(2.35)	(2.50)
Net income (loss)	$1.67	($0.26)	($0.95)	($1.34)

Basic shares outstanding	325,610	322,991	324,810	322,688

Diluted earnings (loss) per share:
Net income from continuing operations	$2.11	$1.81	$1.39	$1.15
Net loss from discontinued operations	(0.45)	(2.07)	(2.33)	(2.48)
Net income (loss)	$1.66	($0.26)	($0.94)	($1.33)

Diluted shares outstanding	328,028	326,195	327,468	326,154

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Year Ended April 30,
	2008	2007
Cash flows from operating activities:
Net loss	($308,647)	($433,653)
Adjustments to reconcile net loss to net cash
provided by (used) in operating activities:
Depreciation and amortization	146,011	150,215
Provision for bad debt	175,264	66,697
Stock-based compensation	44,118	41,338
Operating cash flows provided by discontinued operations:
Loss on sale of discontinued operations	45,510	—
Other	95,518	72,696
Other net changes in working capital, net of acquisitions	18,013	(482,017)
Net cash provided by (used in) operating activities	215,787	(584,724)

Cash flows from investing activities:
Mortgage loans originated or purchased for investment, net	207,606	(954,281)
Purchases of property and equipment	(105,910)	(161,091)
Payments made for business acquisitions, net of cash acquired	(24,872)	(57,554)
Investing cash flows provided by (used in) discontinued operations:
Proceeds from sale of operating units, net of cash	1,114,535	—
Other	(67,339)	15,362
Other, net	23,269	(812)
Net cash provided by (used in) investing activities	1,147,289	(1,158,376)

Cash flows from financing activities:
Repayments of commercial paper	(5,125,279)	(8,264,561)
Proceeds from issuance of commercial paper	4,133,197	9,256,643
Repayments of other short-term borrowings	(9,055,426)	(6,010,432)
Proceeds from other short-term borrowings	8,505,426	6,689,432
Repayments of long-term debt	—	(500,000)
Proceeds from issuance of long-term debt	599,376	—
Customer banking deposits	(345,391)	1,129,263
Dividends paid	(183,628)	(171,966)
Acquisition of treasury shares	(7,280)	(188,802)
Proceeds from exercise of stock options	23,322	25,703
Financing cash flows provided by (used in) discontinued operations	(53,888)	52,421
Other, net	(48,498)	(26,590)
Net cash provided by (used in) financing activities	(1,558,069)	1,991,111

Net increase (decrease) in cash and cash equivalents	(194,993)	248,011
Cash and cash equivalents at beginning of the year	921,838	673,827
Cash and cash equivalents at end of the year	$726,845	$921,838

Supplementary cash flow data:
Income taxes paid, net of refunds received	($238,803)	$405,445
Interest paid on borrowings	173,181	151,436
Interest paid on deposits	44,501	27,475

SELECTED OPERATING DATA

Unaudited

	(in thousands, except average fee)
U.S. Tax Operations	For the year ended April 30,
	2008	2007 (2)	Change
Net tax preparation fees: (1)
Company-owned operations	$1,935,703	$1,780,007	8.7%
Franchise operations	880,561	823,370	6.9%
	$2,816,264	$2,603,377	8.2%
Total clients served:
United States:
Company-owned operations	10,709	10,350	3.5%
Franchise operations	5,706	5,467	4.4%
Early-season loan only	83	77	7.8%
Total retail offices	16,498	15,894	3.8%
Digital tax solutions	4,231	4,421	-4.3%
	20,729	20,315	2.0%
International (3)	2,725	2,569	6.1%
	23,454	22,884	2.5%
Net average fee - retail: (4)
Company-owned operations	$181.37	$172.45	5.2%
Franchise operations	154.91	151.06	2.5%
	$172.18	$165.06	4.3%

Consumer Financial Services	Year Ended				Three months ended
	4/30/2008	4/30/2008	4/30/2007	% change	1/31/2008	% change
Broker-dealer:
Traditional brokerage accounts (5)	373,905	373,905	386,902	-3.4%	378,399	-1.2%
Average assets per traditional brokerage account	$85,746	$85,746	$85,518	0.3%	$84,133	1.9%
Ending balance of assets under administration (billions)	$32.1	$32.1	$33.1	-3.0%	$31.8	0.9%
Average customer margin balances (millions)	$378	$391	$373	4.8%	$398	-1.8%
Average payables to customers (millions)	$531	$514	$573	-10.3%	$522	-1.5%
Advisors	984	984	918	7.2%	$971	1.3%

Banking:
Efficiency ratio (6)	53%	52%	37%	41.6%	63%	-11.0%
Annualized net interest margin (7)	5.54%	9.40%	2.62%	259.0%	7.28%	2.1%
Annualized pretax return on average assets (8)	0.80%	-0.31%	3.42%	-109.0%	3.47%	-3.8%
Total ending assets (millions)	$1,078	$1,078	$1,501	-28.2%	$2,395	-55.0%

(1) Gross tax preparation fees less coupons and discounts.

(2) Prior year numbers have not been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2008, although certain services have been reclassified from digital to company-owned and franchise operations.

(3) In fiscal years 2008 and 2007 the Canadian tax season ended on April 30.

(4) Calculated as net tax preparation fees divided by retail tax preparation and related clients served.

(5) Includes only accounts with a positive period-end balance.

(6) Non-interest expenses divided by total revenue less interest expense. See reconciliation of non-GAAP financial measures.

(7) Annualized net interest revenue divided by average bank earning assets. See reconciliation of non-GAAP financial measures.

(8) Annualized pretax banking income divided by average bank assets. See reconciliation of non-GAAP financial measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited, dollars in thousands

	Year Ended	Three Months Ended
	April 30, 2008	April 30, 2008	April 30, 2007	January 31, 2008
Efficiency Ratio:
Total Consumer Financial Services expenses	$449,825	$127,200	$105,963	$104,124
Less: Interest and non-banking expenses	(387,229)	(95,007)	(97,496)	(81,516)
Non-interest banking expenses	$62,596	$32,193	$8,467	$22,608

Total Consumer Financial Services revenues	$459,953	$127,215	$120,202	$117,112
Less: Non-banking revenues and interest expense	(341,658)	(65,362)	(97,162)	(81,355)
Banking revenue net of interest expense	$118,295	$61,853	$23,040	$35,757

	53%	52%	37%	63%

Annualized Net Interest Margin:
Net interest revenue - banking (1)	$78,498	$37,817	$9,654	$25,531

Net interest revenue - banking (annualized)	$78,498	$151,268	$38,616	$101,870

Divided by average bank earning assets	$1,417,366	$1,609,700	$1,475,196	$1,398,583

	5.54%	9.40%	2.62%	7.28%

Annualized Return on Average Assets:
Total Consumer Financial Services pretax income	$10,128	$15	$14,239	$12,988
Less: Non-banking pretax income (loss)	(1,356)	1,282	1,195	670
Pretax banking income	$11,484.00	($1,267.00)	$13,044.00	$12,318.00

Pretax banking income - annualized	$11,484.00	($5,068.00)	$52,176.00	$49,272.00

Divided by average bank assets	$1,442,868.00	$1,644,325.00	$1,525,662.00	$1,420,599.00

	0.80%	-0.31%	3.42%	3.47%

(1) Excludes revenue sharing with Tax Services on Emerald Advance activities.